May 16, 2008

American International Group, Inc.
     70 Pine Street
          New York, NY 10270

Ladies and Gentlemen:

          We have acted as tax counsel to American International Group, Inc. a Delaware corporation (the “Company”) in connection with the preparation and filing of three Registration Statements on Form S-3 (collectively, the “Registration Statement”), including the prospectus, dated July 13, 2007 (the “Prospectus”), as supplemented by the Prospectus Supplement, dated May 12, 2008 (the “Prospectus Supplement”), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), relating to 78,400,000 equity units (the “Securities”). Each Security has an initial stated amount of $75 and initially consists of a stock purchase contract, with settlement dates on each of February 15, 2011, May 1, 2011 and August 1, 2011, and a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.67% Series B-1 Junior Subordinated Debentures, a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.82% Series B-2 Junior Subordinated Debentures and a 1/40 undivided beneficial ownership interest in $1,000 principal amount of the Company’s 5.89% Series B-3 Junior Subordinated Debentures (collectively, the “Debentures”).

          In rendering the opinion set forth below, we have examined and relied upon such records, agreements, instruments and other documents as we have deemed relevant and necessary, including but not limited to (i) the Registration Statement, including the Prospectus and the Prospectus Supplement, (ii) the Junior Subordinated Debt Indenture, dated as of March 13, 2007, between the Company and The Bank of New York, as Trustee, as amended and supplemented by the Sixth Supplemental Indenture, Seventh Supplemental Indenture, and the Eighth Supplemental Indenture, each dated as of May 16, 2008, between the Company and The Bank of New York, as Trustee, relating to the Debentures, (iv) the Purchase Contract Agreement, dated as of May 16, 2008, between the Company and The Bank of New York, as Purchase Contract Agent and (v) the Pledge Agreement, dated as of May 16, 2008, among the Company, Wilmington Trust Company, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York, as the Purchase Contract Agent. In rendering this opinion, we

American International Group, Inc.

have also assumed that the representations contained in your letter to us dated May 16, 2008 (the “Issuer’s Representation Letter”), and the representations contained in the letter from Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to the Company, dated May 16, 2008, are true and complete without regard to any qualifications with respect to knowledge, assumptions, belief or intention. In connection with such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Our opinion set forth below is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, administrative pronouncements, and, judicial precedents, all as of the date hereof. The foregoing authorities may be repealed, revoked or modified, and any such change may have retroactive effect.

          Based on the foregoing, and subject to the qualifications, limitations and assumptions set forth in the Prospectus Supplement or stated herein, we are of the opinion that the statements set forth in the Prospectus Supplement under the caption “Certain United States Federal Income Tax Consequences,” to the extent such statements summarize U.S. federal income tax consequences of the purchase, beneficial ownership and disposition of the Securities, are accurate in all material respects.

          We express no opinion with respect to the transactions referred to herein or in the Prospectus Supplement other than as expressly set forth herein, nor do we express any opinion herein concerning any law other than the federal tax law of the United States. Moreover, we note that our opinion is not binding on the Internal Revenue Service or courts, either of which could take a contrary position.

          We hereby consent to the filing of this opinion letter as Exhibit 8.1 to the Registration Statement and to the use of our name under the caption “Certain United States Federal Income Tax Consequences” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP